Exhibit 10.3

LICENSE AGREEMENT

THIS LICENSE AGREEMENT dated as of June 12th, 2007 (the “Effective Date”) is entered into between UCB CELLTECH, the UK registered branch of UCB Pharma SA with registered company number FC027218 (branch number BR009137) and whose representative office is at 208 Bath Road, Slough, Berkshire, SL1 3WE (“UCB”)”), having a place of business at The Forum, 86 Milton Park, Abingdon, Oxon, OX14 4RY, United Kingdom, and Pacific Beach Biosciences, Inc., a Delaware corporation (“Pacific Beach”), having a place of business at 8910 University Center Lane, Suite 620, San Diego, California 92121, U.S.A.

WHEREAS, UCB is the legal owner or licensee of certain intellectual property rights in the Technology (as defined below).

WHEREAS, UCB acquired from Oxford Glycosciences (UK) Limited (“OGS”), by virtue of an asset transfer agreement (“the Transfer Agreement”), (i) all rights in the Technology which OGS enjoyed prior to the date of the Transfer Agreement, (ii) all rights in the Licensed Know-How Rights enjoyed by OGS prior to the date of the Transfer Agreement, (ii) all right, title and interest in those of the Licensed Patent Rights which were originally filed in the name of OGS and for which OGS was originally designated as the registered proprietor and (iv) the rights and obligations under the UCB In-Licenses.

WHEREAS, Pacific Beach desires to obtain an exclusive license under UCB’s rights in the Technology in order to commercialize products based on the Technology on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

1.	DEFINITIONS

For purposes of this Agreement, the terms defined in this Section 1 shall have the respective meanings set forth below:

1.1       “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.2       “Agreement” shall mean this license agreement including the Schedule as the same may be amended, varied, altered or otherwise modified in accordance with its terms.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.3        “Commercially Reasonable Efforts” shall mean efforts and resources normally used by a similarly-situated party for a product owned by it or to which it has exclusive rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory and reimbursement structure involved, the profitability of the applicable products, and other relevant factors.

1.4       “Competent Authority(ies)” shall mean, collectively, (a) the governmental entities in each country or supranational organization that is responsible for the regulation of any Product intended for use in the Field or the establishment, maintenance and/or protection of rights related to the Licensed IP Rights (including but not limited to the FDA, the EMEA and the MHLW), or (b) any other applicable regulatory or administrative agency in any country or supranational organization that is comparable to, or a counterpart of, the foregoing.

1.5        “EMEA” shall mean the European Agency for the Evaluation of Medicinal Products of the European Union, or the successor thereto.

1.6       “FDA” shall mean the Food and Drug Administration of the United States, or the successor thereto.

1.7       “Field” shall mean all fields of use.

1.8       “First Commercial Sale” shall mean, with respect to any Product, the first sale of such Product after all applicable marketing and pricing approvals (if any) have been granted by the applicable governing health authority or equivalent Competent Authority of such country.

1.9       “IND” shall mean an Investigational New Drug application, or similar application to commence human clinical testing of a Product for use in the Field submitted to any Competent Authority.

1.10     “Know-how” shall mean any and all technical or other information which is not in the public domain, including but not limited to ideas, concepts, inventions, discoveries, data, formulae, specifications, drawings, manuals, product and service development, chemical compounds and derivatives, analogues and precursors, biological or other materials, methods and processes of synthesis, procedures for experiments and tests and the results of experimentation and testing, results of research and development including laboratory and clinical results, data and records and the results of any analyses which is secret, substantial and identifiable.

1.11     “Licensed IP Rights” shall mean, collectively, the Licensed Patent Rights and the Licensed Know-How Rights.

1.12     “Licensed Know-How Rights” shall mean all trade secrets and Know-how available to UCB at the Effective Date relating to the Technology which are necessary or useful

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

for Pacific Beach to make, use, develop, sell or seek regulatory approval to market a Product, or to practice any method or process for the manufacture of a Product and which may or may not be claimed in an unpublished patent application (until the same is a published patent application when it shall be deemed to fall within Licensed Patent Rights).

1.13     “Licensed Patent Rights” shall mean in relation to the Technology (a) the patents and patent applications listed on Exhibit A hereto, (b) all U.S. and foreign patents and patent applications that claim or cover the Technology or derive priority from those listed in (a), (c) all divisions, continuations, continuations-in-part, extensions, reissues, substitution, confirmations, registrations, revalidations and additions of or to any of the same that claim priority to, or common priority with, the patent applications listed in clauses (a) - (b) above or the patent applications that resulted in the patents described in clauses (a) - (b) above, and (d) all patents that have issued or in the future issue from any of the foregoing patent applications, including utility, model and design patents and certificates of invention, together with any reissues, renewals, extensions , supplementary protection certificates or like form of protection or additions thereto and the right to apply for any of the same anywhere in the world.

1.14     “Minimum Royalty” shall mean, notwithstanding any other provisions set out in this Agreement, the minimum annual amount of cash consideration payable by Pacific Beach to UCB in accordance with the provisions of Section 4, being not less than one hundred thousand United States dollars (US$100,000) free from any taxes of whatever nature, which shall be payable by Pacific Beach in addition.

1.15     “MHLW” shall mean the Ministry of Health, Labour and Welfare of Japan, or the successor thereto.

1.16     “NDA” shall mean a New Drug Application, or similar application for marketing approval of a Product for use in the Field submitted to the FDA or equivalent Competent Authority.

1.17     “Neogenesis” shall mean NeoGenesis, Inc., a Delaware corporation.

1.18     “Neogenesis Agreement” shall mean that agreement between UCB and Neogenesis, dated June 18, 2001, a redacted copy of which was produced and provided to Pacific Beach prior to the Effective Date is appended to this Agreement as Exhibit C, along with a notice from Neogenesis Pharmaceuticals, Inc. dated December 15, 2003 indicating that all collaboration under the Neogenesis Agreement is complete.

1.19     “Net Sales” shall mean Gross Sales less Sales Returns and Allowances, where the term “Gross Sales” shall mean the gross amount received by Pacific Beach or a permitted sub-licensee for sales of Licensed Product to Third Parties and the term “Sales Returns and Allowances” shall mean the sum for the provision for sales of Licensed Product in the Territory for (i) trade, cash and quantity discounts on Licensed Product (other than price discounts already included in the determination of Gross Sales), (ii) credits or allowances given or made for rejection or return of, and for uncollectable amounts on, previously sold Licensed

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Product or for rebates or retroactive price reductions, (iii) taxes, duties or other governmental charges levied on Licensed Product, as adjusted for rebates and refunds (excluding income and franchise taxes), (iv) charges for freight and insurance directly related to the distribution of Licensed Product, to the extent included in Gross Sales, and (v) credits for allowances given or made for wastage replacement of Licensed Product.

1.20     “Non-Royalty Sublicensing Revenue” shall mean, with respect to any Product, the aggregate cash consideration (including sublicense issue fees, maintenance fees and milestone fees received by Pacific Beach, except for those based on sales of such Product) received by Pacific Beach, directly in consideration for the sublicense under the Licensed IP Rights by Pacific Beach or its Affiliates to a Third Party sublicensee with respect to such Product; provided, however, that Non-Royalty Sublicense Revenue shall exclude (a) royalties, milestone fees and other amounts received by Pacific Beach based on sales of such Product by such sublicensee, (b) amounts received by Pacific Beach based on the achievement of the events described in Section 4.3, and (c) amounts received (i) to fund or reimburse Pacific Beach’s or its Affiliates’ research, development or similar services, or establishment or maintenance of a direct sales force, for such Product, (ii) in reimbursement of patent or other out-of-pocket expenses relating to such Product, or (iii) in consideration for the sale, issuance or exchange of any debt or equity securities of Pacific Beach or its Affiliates.

1.21     “UCB In-Licenses” shall mean all agreements (as modified, amended or restated as of the Effective Date), pursuant to which OGS formally derived and/or now UCB derives any right, title or interest in or to the Licensed IP Rights, including, for the avoidance of doubt, the Neogenesis Agreement. A full and accurate list of all UCB In-Licenses is set forth in Exhibit B of this Agreement.

1.22     “Party” shall mean each of UCB and Pacific Beach and the term “Parties” shall be construed accordingly.

1.23     “Person” shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.24     “Phase II Clinical Trial” shall mean a human clinical trial in any country that is sponsored by Pacific Beach and that is intended to initially evaluate the effectiveness of a Product for a particular indication or indications in patients with the disease or indication under study or would otherwise satisfy requirements of 21 CFR 312.21(b), or its foreign equivalent in the relevant country within the Territory.

1.25     “Phase III Clinical Trial” shall mean a pivotal human clinical trial in any country that is sponsored by Pacific Beach and the results of which could be used to establish safety and efficacy of a Product as a basis for an NDA or would otherwise satisfy requirements of 21 CFR 312.21(c), or its foreign equivalent in the relevant country within the Territory.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.26     “Product(s)” shall mean any product for use in the Field that if made, used, sold, offered for sale or imported in the absence of the license granted hereunder would infringe a Valid Claim, or that otherwise uses or incorporates the Licensed Know-How Rights.

1.27     “Registration(s)” shall mean any and all permits, licenses, authorizations, registrations or regulatory approvals (including NDAs) required and/or granted by any Competent Authority as a prerequisite to the development, manufacturing, packaging, marketing and selling of any Product.

1.28     “Royalty Sublicensing Revenue” shall mean, with respect to any Product, the aggregate royalty cash consideration received by Pacific Beach directly in consideration for the sublicense under the Licensed Patent Rights by Pacific Beach to a Third Party sublicensee with respect to such Product, that is based on sales of such Product by or on behalf of such sublicensee, provided always that the Royalty Sublicensing Revenue shall be no less than the royalties described in Section 4.2.1(b) of this Agreement.

1.29     “Royalty Term” shall mean, with respect to each Product sold in each country throughout the Territory, the term for which a Valid Claim remains in effect and would be infringed but for the license granted by UCB to Pacific Beach pursuant to this Agreement by the use, offer for sale, sale or import of such Product in such country.

1.30     “Schedule” shall mean the schedule to this Agreement.

1.31     “Technology” shall mean all methods, compositions, uses, technology, data and information relating to fungal diseases, states or conditions or the diagnosis, prevention or treatment thereof, or any modifications and derivatives thereof, or the receptor(s) to which any such compositions bind in the possession of UCB at the Effective Date.

1.32     “Territory” shall mean any country in the world.

1.33     “Third Party” shall mean any Person other than a Party or its respective Affiliates.

1.34     “Valid Claim” shall mean either (a) a claim of an issued and unexpired patent included within the Licensed Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise or (b) a claim of a pending patent application included within the Licensed Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

1.35     Interpretation

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.35.1  References to a Section or a Schedule are to a section or schedule to this Agreement;

1.35.2  The Schedule shall for all purposes form part of this Agreement and the expression “this Agreement” shall include the Schedule;

1.35.3  References to any of the masculine, feminine and neuter genders shall include the other genders and references to the singular number shall include the plural and vice versa;

1.35.4  Section headings are inserted for convenience only and shall not affect the construction of this Agreement;

1.36     In this Agreement general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things.

2.	REPRESENTATIONS AND WARRANTIES

2.1       Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

2.1.1    Such Party is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated;

2.1.2    Such Party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes, subject to Section 13.7, a legal, valid, binding obligation, enforceable against such Party in accordance with its terms;

2.1.3    All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with this Agreement have been obtained.

2.1.4    Neither Party is aware at the Effective Date nor has either Party received any notice that the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) shall conflict with or violate any requirement of applicable laws or regulations, and (b) shall conflict with, or constitute a default under, any contractual obligation of it.

2.2       UCB Representations and Warranties. UCB hereby represents and warrants to Pacific Beach as follows as at the Effective Date:

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.2.1    To the best of its knowledge, UCB (a), having made no due inquiry, is the sole owner or exclusive licensee of the Licensed IP Rights, (b), except as UCB has expressly informed Pacific Beach prior to the date of this Agreement, has not granted to any Third Party any license or other interest in the Licensed IP Rights, (c), having made no due inquiry, is not aware of any Third Party patent, patent application or other intellectual property rights that would be infringed (i) by practicing any process or method or by making, using or selling any composition which is claimed or disclosed in the Licensed IP Rights, or (ii) by making, using or selling Products, and (d), having made no due inquiry, is not aware of any infringement or misappropriation by a Third Party of the Licensed IP Rights.

2.2.2    To the best of its knowledge, UCB has provided Pacific Beach with complete and correct copies of all UCB In-Licenses, and there have been no modifications, amendments or restatements other than as provided to Pacific Beach prior to the Effective Date. Those provisions of the UCB In-Licenses, including without limitation the Neogenesis Agreement which are stated to survive termination of the same, are in full force and effect in accordance with their terms. As at the Effective Date, there exist no breaches, defaults or events which would (with giving of notice, the passage of time or both) give rise to a breach, default or other right to terminate or modify any UCB In-License. UCB has not transferred or granted, and UCB shall not transfer or grant, to any Third Party any license or other interest in the UCB In-Licenses. Pacific Beach acknowledges, agrees and accepts that the UCB In-Licenses have been provided to it “as is” and no representation or warranty, either expressly or by implication, is given by UCB to Pacific Beach save as set out in this Section 2 and all other representations and warranties are hereby excluded to the maximum extent permissible by law.

2.2.3    Except as otherwise set forth herein, UCB makes no warranty or representation, whether expressly or by implication, that (a) the use of the Licensed IP Rights by Pacific Beach its Affiliates or its permitted sub-licensees will not infringe the intellectual property rights of any Third Party; or (b) the License IP Rights will give rise to any commercially viable Product; or (c) any patent or patent application based upon the Licensed Patent Rights will issue or proceed to grant or that any patent or patent application included in the Licensed Patent Right which issues will be valid or enforceable; or (d) that the Licensed IP Rights will be of merchantable quality or fit for a particular purpose and all other representations and warranties are hereby excluded to the maximum extent permissible by law.

2.2.4	To the best of UCB’s knowledge:

(a)       by virtue of the Transfer Agreement, UCB acquired from OGS (i) all rights in the Technology which OGS enjoyed prior to the date of the Transfer Agreement, (ii) all rights in the Licensed Know-How Rights which OGS enjoyed prior to the date of the Transfer Agreement, (iii) all right, title and interest in those of the Licensed Patent Rights Listed in Exhibit A which were originally filed in the name of OGS and for which OGS was originally designated as the registered proprietor, and (iv) the rights and obligations under the UCB In-Licenses; and

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)       as at the Effective Date, the Transfer Agreement has not been modified or rescinded and remains in full force and effect.

2.3	Pacific Beach Indemnity

2.3.1    Pacific Beach warrants and represents to UCB that it has undertaken all commercially reasonable legal and other due diligence in relation to the Licensed IP Rights and the UCB In-Licenses.

2.3.2    Save in relation to death or personal injury arising directly from the gross negligence and willful misconduct of UCB, the breach of this Agreement by UCB and the obligation of UCB to make payment to Third Parties pursuant to the provisions of the UCB In-Licenses and in addition to the indemnity given by Pacific Beach in favor of UCB pursuant to Section 11.1, Pacific Beach shall, and shall ensure that each of its Affiliates and permitted sublicensees shall, indemnify and hold harmless and shall keep indemnified and held harmless UCB from and against any and all threatened or actual claims, costs, actions, demands, damages, awards and other such liabilities (including reasonable attorney’s fees and expenses) howsoever arising from and/or in connection with this Agreement.

2.3.3    Pacific Beach acknowledges, agrees and accepts that, notwithstanding any provision set out in this Agreement and subject to the exclusion of the liability of Pacific Beach set out in Section 2.3.2, the total and maximum liability for breach by UCB of any provision, warranty or representation set out in this Agreement or any claim of whatever nature Pacific Beach may have against UCB arising from or in connection with this Agreement shall be limited to and shall not in any event exceed a maximum amount equal to the amounts paid by Pacific Beach under this Agreement.

2.4       Limitation on Liability. Neither Party will be shall be liable to the other Party for any incidental, indirect, consequential, unforeseeable losses or damages nor for any special damages whatsoever or howsoever arising in connection with (i) any default or breach of the relevant Party’s obligations under this Agreement or (ii) the breach of any representation or warranty given by the relevant Party to the other Party pursuant to this Agreement.

3.	LICENSE GRANT

3.1       Licensed IP Rights. Subject to the provisions of this Agreement, UCB hereby grants to Pacific Beach an exclusive, royalty-bearing, worldwide license (with the right to grant sublicenses through multiple tiers) under the Licensed IP Rights in order for Pacific Beach to conduct research and to develop, make, have made, use, market, distribute, offer for sale, sell, export, import or otherwise commercialize Products for use in the Field. Pacific Beach shall provide to UCB a copy of any sublicense agreement it enters into within sixty (60) days of execution of the same.

3.2       UCB In-Licenses. UCB shall timely pay in full all amounts required to be paid by UCB, and timely perform in full all obligations required to be performed by UCB, under

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

all UCB In-Licenses (including without limitation the Neogenesis Agreement). UCB promptly shall provide Pacific Beach with copies of all notices and other deliveries received under the UCB In-Licenses (including without limitation the Neogenesis Agreement). Without the prior express written consent of Pacific Beach, UCB shall not (and shall take no action or make no omission to) modify or waive any provision of any UCB In-License that could impair the value of the licenses to Pacific Beach herein, or to terminate or have terminated any UCB In-License. If any UCB In-License is terminated for any reason, UCB shall use commercially reasonable efforts to effect the granting of a direct license by the licensor of such terminated UCB In-License to Pacific Beach under the Licensed IP Rights containing terms and conditions no less favorable to Pacific Beach than the payment terms of such UCB In-Licenses.

3.2.1    Neogenesis Agreement. Notwithstanding anything to the contrary in this Section 3.2, Pacific Beach shall pay to UCB [*] percent ([*]%) of the amounts that shall be owing (if any) by UCB to Neogenesis under Section 4.4A of the Neogenesis Agreement as a result of the grant of a sublicense to Pacific Beach under the Licensed IP Rights (“Neogenesis Payments”). UCB shall timely pay to Neogenesis in full any and all Neogenesis Payments. To the best of its knowledge as of the Effective Date, and having received no notice to the contrary, UCB represents that Neogenesis did not perform lead optimization activities with regard to any compounds such that, pursuant to Section 4.4A of the Neogenesis Agreement, the amounts owing (if any) by UCB to Neogenesis under Section 4.4A will not exceed [*] percent ([*]%) of any sublicensing fees, milestone payments or other consideration (excluding royalties) received by UCB during the term of any sublicense granted under the Neogenesis Agreement.

3.3       Availability of the Licensed IP Rights. Subject always to any obligations of confidentiality to be observed by UCB to any Third Party, UCB shall where possible and practicable provide Pacific Beach with a copy of all information available to UCB at the Effective Date relating to the Licensed IP Rights or the Technology, including without limitation (if any): (a) regulatory submissions, (b) communications with the Competent Authorities (including the minutes of any meetings), (c) trial master files, including case report forms, (d) listings and tables of results from the clinical trials, (e) treatment-related serious adverse event reports from the clinical trials, (f) storage of and access permission to any retained samples of materials used in clinical trials, and (g) access to CROs involved in the clinical trials.

3.4       Technical Assistance. For a period of one (1) year following the Effective Date, UCB shall provide technical assistance to Pacific Beach at the request of Pacific Beach regarding the Licensed IP Rights or Technology, including the provision to Pacific Beach of all or part of UCB’s inventory of GMP and non-GMP compositions (if any), comprising the Technology, as the Parties mutually agree, provided always that Pacific Beach acknowledges, agrees and accepts that the technical assistance to be provided shall not during the first year following the Effective Date exceed 12 man days (being equivalent to 1 man day per month) chargeable at a rate of [*] United States dollars (UD$[*]) per man day (namely eight (8) working hours) pro rata. In addition to the daily rate, Pacific Beach shall pay to UCB its documented reasonable out-of-pocket costs and expenses of providing such technical assistance.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.5       Registrations. UCB acknowledges and agrees that Pacific Beach shall own all Registrations for Products for use in the Field. UCB hereby grants to Pacific Beach a free-of-charge right to reference and use and have full access to all other Registrations (if any) and all other regulatory documents that relate to the Licensed IP Rights or Technology available to UCB at the Effective Date (if any), including INDs, BLAs, NDAs and DMFs (whether as an independent document or as part of any NDA, and all relevant Know-how), and any supplements, amendments or updates to the foregoing (for the purposes of this Section, the “Right of Reference”) provided always that Pacific Beach undertakes to UCB to use its Commercially Reasonable Efforts to ensure that such Registrations obtained by it in order to fully commercialize Products. Pacific Beach shall have the right to sublicense the Right of Reference to its sublicensees and Affiliates provided that, prior to the grant of any such sub-license, Pacific Beach shall obtain from all sub-licensees all undertakings necessary for the proper protection of all Confidential Information (as hereinafter defined). Each Party shall promptly notify the other Party of any written or oral notices received from, or inspections by any Competent Authority relating to any such Registrations, and shall promptly inform the other Party of any responses to such written notices or inspections and the resolution of any issue raised by such Competent Authority. During the time that UCB is the holder of a Registration (if at all), Pacific Beach shall be entitled, subject to any obligations of confidentiality which may be sought from Pacific Beach by UCB, to attend any and all meetings and participate in telephone calls with the Competent Authorities, including without limitation any meeting preparation, meeting co-ordination and preparation of minutes.

4.	FINANCIAL CONSIDERATIONS
4.1	License and Maintenance Fees.

4.1.1    Within ninety (90) days following the Effective Date, Pacific Beach shall pay to UCB a one-time license fee equal to One Hundred Thousand United States dollars ($100,000).

4.1.2    Within [*] ([*]) days following each anniversary of the Effective Date, Pacific Beach shall pay to UCB an annual license maintenance fee equal to the Minimum Royalty.

4.2	Royalties.

4.2.1    Royalty Rate. During the applicable Royalty Term for a Product, subject to the terms and conditions of this Agreement, Pacific Beach shall pay to UCB the following royalties with respect to each such Product:

(a)       The following percentage of Net Sales of such Product by Pacific Beach and its Affiliates in any calendar year:

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[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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(b)       [*] percent ([*]%) of Royalty Sublicensing Revenue from each sublicensee for such Product; provided, however, that with respect to sales by such sublicensee and its Affiliates during any calendar year, the aggregate amount payable by Pacific Beach to UCB under this Section 4.2.1(b) shall not be less than the following percentage of Net Sales of such Product by such sublicensee and its Affiliates in such calendar year:

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(c)       [*] percent ([*]%) of Non-Royalty Sublicensing Revenue from each sublicensee for such Product.

4.2.2     Third Party Royalties. If Pacific Beach, its Affiliates or sublicensees is required to pay royalties to any Third Party in order to make, have made, use, offer for sale, sell or import any Product, then Pacific Beach shall have the right to credit [*] percent ([*]%) of such Third Party royalty payments against the royalties owing to UCB under Section 4.2.1 above with respect to sales of such Product in such country; provided, however, that Pacific Beach shall not reduce the amount of the royalties paid to UCB under Section 4.2.1 above by reason of this Section 4.2.2, with respect to sales of such Product in such country, to less than [*] percent ([*]%) of the royalty set forth therein before giving effect to application of this Section 4.2.2 with respect to sales of such Product in such country.

4.2.3    Combination Products. If a Product consists of components that are covered by a Valid Claim and components that are not covered by a Valid Claim, then for purposes of the royalty payments under Section 4.1 for Net Sales of such Products, such Net Sales, prior to the royalty calculation set forth in Section 4.1, first shall be multiplied by the fraction A/(A+B), where A is the value of the component covered by the Valid Claim as reasonably determined by Pacific Beach, and B is the value of the component that is not covered by the Valid Claim as reasonably determined by Pacific Beach, and such resulting amount shall be the “Net Sales” for purposes of the royalty calculation in Section 4.1 for such Product.

4.3       Milestones. Pacific Beach shall pay to UCB the following milestone payments within [*] ([*]) days following the achievement of the applicable milestone for each Product:

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[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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5.	ROYALTY REPORTS AND ACCOUNTING

5.1       Royalty Reports. Within [*] ([*]) days after the end of each calendar quarter during the term of this Agreement following first to occur of the First Commercial Sale of a Product and the receipt by Pacific Beach of Net Sublicensing Revenues, Pacific Beach shall furnish to UCB a quarterly written report showing in detail in accordance with normal industry accounting practice relating to royalty payments and sales (a) the calculation of Net Sales, Non-Royalty Sublicensing Revenue and Royalty Sublicensing Revenue for such quarter; (b) the calculation of the royalties, if any, that shall have accrued based upon such Net Sales, Non-Royalty Sublicensing Revenue and Royalty Sublicensing Revenue; (c) the withholding taxes, if any, required by law to be deducted with respect to such sales; and (d) the exchange rates, if any, used in determining the amount of United States dollars. With respect to sales of Products invoiced in United States dollars, all amounts shall be expressed in United States dollars. With respect to (i) Net Sales invoiced in a currency other than United States dollars and (ii) cash consideration paid in a currency other than United States dollars by Pacific Beach’s sublicensees hereunder, all such amounts shall be expressed both in the currency in which the distribution is invoiced and in the United States dollar equivalent. The United States dollar equivalent shall be calculated using the average of the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last business day of each month during the applicable calendar quarter.

5.2	Audits.

5.2.1    Pacific Beach undertakes to UCB to keep accurate books and records of account in relation to any and all payments made and payable pursuant to the provisions of this Agreement and upon the written request of UCB and not more than once in each calendar year during the term of this Agreement, Pacific Beach shall permit an independent certified public accounting firm of nationally recognized standing selected by UCB and reasonably acceptable to Pacific Beach (such acceptance not to be unreasonably withheld or delayed), at UCB’s expense (subject always to the provisions of Section 5.2.2), to have access during normal business hours to such of the financial records of Pacific Beach as may be

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

necessary to verify the accuracy of the payment reports hereunder for the three (3) calendar years immediately prior to the date of such request (other than records for which UCB has already conducted an audit under this Section).

5.2.2    If such accounting firm concludes that additional amounts were owed at any time during the audited period, Pacific Beach shall pay such additional amounts within [*] ([*]) days after the date UCB delivers to Pacific Beach such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by UCB unless the audit discloses that the royalties which should have been paid by Pacific Beach for such period are one hundred five percent (105%) or more of the royalties actually paid, then Pacific Beach shall pay the fees and expenses charged by such accounting firm.

5.2.3    UCB shall cause its accounting firm to retain all financial information subject to review under this Section 5.2 in strict confidence, subject always to any applicable laws and regulations relating to the same provided, however, that Pacific Beach shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate non-disclosure agreement with Pacific Beach regarding such financial information. The accounting firm shall disclose to UCB only whether the reports are correct or not and the amount of any discrepancy. No other information shall be shared. UCB shall treat all such financial information as Pacific Beach’s Confidential Information.

6.	PAYMENTS

6.1       Payment Terms. Royalties shown to have accrued by each royalty report provided for under Section 5.1 above shall be due on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

6.2       Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country where the Product is sold, Pacific Beach shall have the right, in its sole discretion, to make such payments by depositing the amount thereof in local currency to UCB’s account in a bank or other depository institution in such country. If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

6.3       Withholding Taxes. Pacific Beach shall be entitled to deduct the amount of any legally applicable withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States taxes, payable by Pacific Beach, its Affiliates, or sublicensees (if not already withheld), or any taxes legally required to be withheld by Pacific Beach, its Affiliates or sublicensees, to the extent Pacific Beach, its Affiliates or sublicensees pay to the appropriate governmental authority on behalf of UCB such taxes, levies or charges. Pacific Beach shall use Commercially Reasonable Efforts to minimize any such taxes, levies or charges required to be withheld on behalf of UCB by Pacific Beach, its Affiliates or sublicensees. Pacific Beach promptly shall deliver to UCB proof of payment of all such taxes,

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto and shall provide to UCB all reasonable assistance in relation to UCB obtaining reimbursement for the same where possible.

7.	DILIGENCE

7.1       Efforts. Pacific Beach shall use Commercially Reasonable Efforts to conduct such research, development and preclinical and human clinical trials as Pacific Beach determines are necessary or desirable to obtain regulatory approval to manufacture, market, distribute, sell and otherwise commercialize Products, and shall use Commercially Reasonable Efforts to obtain and maintain regulatory approval to market, and following approval to commence marketing and market each such Product in such countries as Pacific Beach determines are commercially feasible. Records. Pacific Beach shall maintain such records, in sufficient detail and in good scientific manner, which shall reflect all work done and results achieved in the performance of its research and development regarding the Products, in order to obtain and maintain all regulatory and other licenses and consents necessary to commercialize Products throughout the Territory (the “Records”). Pacific Beach undertakes to UCB to assign all right, title and interest in and to the Records free of charge to UCB in the event of termination of this Agreement for reason of breach by Pacific Beach.

7.2       Reports. Within [*] ([*]) days following the end of each calendar year during the term of this Agreement, Pacific Beach shall prepare and deliver to UCB a written report which shall describe (a) the research performed to date employing the Licensed IP Rights, (b) the progress of the development, and testing of Products in non-clinical and clinical trials, and (c) the status of obtaining regulatory approvals to market Products.

8.	CONFIDENTIALITY

8.1       Confidential Information. During the term of this Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, each Party (“the Recipient Party) to whom Confidential Information is disclosed by the other Party (“the Disclosing Party”) shall maintain in confidence all information of the other Party that is disclosed by the other Party and identified as, or acknowledged to be, confidential at the time of disclosure (the “Confidential Information”), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, Affiliates, employees, permitted Third Parties, to the extent such disclosure is reasonably necessary in connection with performing the Recipient Party’s obligations or exercising its rights under this Agreement provided always that to the extent that any such disclosure is authorized by this Agreement, the Recipient Party undertakes to the Disclosing Party prior to any such disclosure that it shall and shall ensure that each of its Affiliates shall obtain obligations of confidentiality, on terms no less onerous than those set out in this Section 8, from each such Third Party to hold in confidence, not disclose and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Each Party shall notify the other promptly upon

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

discovery of any actual or suspected unauthorized use or disclosure of the either Disclosing Party’s Confidential Information.

8.2       Permitted Disclosures. The confidentiality obligations contained in Section 8.1 above shall not apply to the extent that (a) any Recipient Party is required (i) to disclose Confidential Information by law, regulation or order of a governmental agency or by order of a court of competent jurisdiction, or (ii) to disclose Confidential Information to any governmental agency for purposes of obtaining approval to test or market a Product, provided in either case that the Recipient Party shall provide written notice thereof to the Disclosing Party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or (b) the Recipient Party can demonstrate by written evidence that the disclosed Confidential Information was (i) public knowledge at the time of such disclosure to the Recipient Party, or thereafter became public knowledge, other than as a result of any breach by the Recipient Party of its obligations of confidentiality to the Disclosing Party; (ii)  rightfully known by or in the possession of the Recipient Party prior to the date of disclosure to the Recipient Party by the Disclosing Party; (iii) disclosed to the Recipient Party on an unrestricted basis from a Third Party not under a duty of confidentiality to the Disclosing Party; or (iv) independently developed by the Recipient Party without access to or use of the Confidential Information disclosed by the Disclosing Party. Notwithstanding any other provision of this Agreement, Pacific Beach may disclose Confidential Information of the UCB relating to information developed pursuant to this Agreement to any Person with whom Pacific Beach has, or is proposing to enter into, a business relationship, as long as such Person has entered into a confidentiality agreement with Pacific Beach.

8.3       Terms of this Agreement. Except as otherwise provided in Section 8.2 above, neither Party shall disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party, or use the name, symbol, trademark, trade name or logotype of the other Party or its Affiliates in any manner, in each case without the prior written consent of the other Party.

8.4       Each Recipient undertakes to the relevant Disclosing Party to ensure that each of its employees and its Affiliates and Affiliates’ employees shall observe all obligations of confidentiality arising from or in connection to any disclosures made to them pursuant to or in furtherance of the objectives as set out in this Agreement and further each Recipient acknowledges, agrees and accepts that any breach of any such obligation of confidentiality shall be and shall be deemed to be a breach of confidentiality by the Recipient itself.

8.5       The Parties acknowledge, agree and accept that damages may not be an adequate remedy for the Disclosing Party for any breach or suspected breach by a Recipient of any obligation of confidentiality and the Disclosing Party shall in addition to damages be entitled to seek relief in the form of injunctions (prohibitory or mandatory) or specific performance or such other relief as a court of competent jurisdiction may in its discretion grant.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.	PATENTS

9.1       Ownership. Pacific Beach acknowledges, agrees and accepts that UCB is the legal and beneficial owner or exclusive licensee of the Licensed IP Rights and further that, in relation to those Licensed IP Rights for which UCB is the legal and beneficial owner rather than the licensee, the entire right, title and interest in and to the Licensed IP Rights vests in and shall during the term of this Agreement remain vested in UCB and nothing in this Agreement shall expressly or by implication grant, transfer or vest in Pacific Beach any ownership interest in the Licensed IP Rights.

9.2       Patent Prosecution and Maintenance. Subject to the restrictions (if any) imposed by the UCB In-Licenses, Pacific Beach shall have the right to control, at its sole cost, the preparation, filing, prosecution and maintenance of all patents and patent applications within the Licensed Patent Rights. Pacific Beach shall give UCB an opportunity to review and comment on the text of each patent application subject to this Section 9.2 during the preparation, filing and maintenance stages, and shall supply UCB with a copy of such patent application as filed, together with notice of its filing date and serial number and shall keep UCB informed of all material activities undertaken and decisions made by Pacific Beach in relation to all such patent prosecution and maintenance matters. UCB shall as the legal and beneficial owner of the Licensed Patent Rights cooperate with Pacific Beach, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of all patents and other filings referred to in this Section 9.1. If Pacific Beach, in its sole discretion, decides to abandon the preparation, filing, prosecution or maintenance of any patent or patent application in the Licensed Patent Rights, then Pacific Beach shall notify UCB on reasonable notice and in writing thereof and following the date of such notice (a) UCB shall be responsible for and shall control, at its sole cost, the preparation, filing, prosecution and maintenance of such patents and patent applications constituting the Licensed Patent Rights, and (b) Pacific Beach shall thereafter have no license under this Agreement to such patents and patent applications.

9.3       Notification of Infringement. Each Party shall notify the other Party of any (i) actual or threatened infringement known to such Party in relation to any Licensed Patent Rights and (ii) misuse or misapplication of the Licensed Know-how and shall provide the other Party with the available evidence, if any, of such infringement, misuse or misapplication.

9.4       Enforcement of Licensed Patent Rights. Pacific Beach, at its sole expense, shall have the right to determine the appropriate course of action to enforce Licensed Patent Rights or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce Licensed Patent Rights, to defend any declaratory judgments seeking to invalidate or hold the Licensed Patent Rights unenforceable, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation, declaratory judgments or other enforcement action with respect to Licensed Patent Rights, in each case in Pacific Beach’s own name and, if required by law, in the name of UCB and shall consider, in good faith, the interests of UCB in so doing. If Pacific Beach does not, within one hundred

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

twenty (120) days of receipt of notice from UCB, abate the infringement or file suit to enforce the Licensed Patent Rights against at least one infringing Third Party, UCB shall have the right to take whatever action it deems appropriate to enforce the Licensed Patent Rights; provided, however, that, within thirty (30) days after receipt of notice of UCB’s intent to file such suit, Pacific Beach shall have the right to jointly prosecute such suit and to fund up to one-half (½) the costs of such suit. The Party controlling any such enforcement action shall not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling Party without the prior written consent of the other Party. All monies recovered upon the final judgment or settlement of any such suit to enforce the Licensed Patent Rights shall be shared, after reimbursement of expenses, in relation to the damages suffered by each Party. If Pacific Beach does not receive sufficient monies from a final judgment or settlement to cover its expenses for such suit, Pacific Beach shall have the right to credit up to [*] percent ([*]%) of such expenses against any royalties or other fees owing by Pacific Beach pursuant to Section 4 above.

9.5       Cooperation. In any suit to enforce and/or defend the License Patent Rights pursuant to this Section 9, the Party not in control of such suit shall, at the request and expense of the controlling Party, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

10.	TERMINATION

10.1     Expiration. Subject to Sections 10.2 and 10.3 below, this Agreement shall expire on the expiration of Pacific Beach’s obligation to pay royalties to UCB under Section 4.1 above. The license grant under Section 3.1 shall be effective at all times prior to such expiration and following such expiration of this Agreement (a) Pacific Beach shall have a fully paid-up, non-exclusive license under the Licensed Know-How Rights to conduct research and to develop, make, have made, use, sell, offer for sale and import Products for use in the Field, and (b) Sections 2.3 and 3.5 shall survive.

10.2     Termination by Pacific Beach. Pacific Beach may terminate this Agreement, in its sole discretion, upon thirty (30) days prior written notice to UCB.

10.3     Termination for Cause. Except as otherwise provided in Section 12, UCB shall have the right but shall not be obliged to terminate this Agreement immediately upon or after (i) any material breach and/or (ii) any breach capable of remedy by Pacific Beach if Pacific Beach has not cured such remediable breach within ninety (90) days after notice thereof by UCB requiring its remedy or (iii) any breach of any representation or warranty given by Pacific Beach to UCB.

10.4     Effect of Expiration or Termination. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, and the provisions of Sections 2.3, 8, 9, 10, 11 and 13 shall survive the expiration or

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

termination of this Agreement. Upon any termination of this Agreement, UCB shall grant a direct license to any sublicense of Pacific Beach hereunder having the same scope as such sublicense and on terms and conditions no less favorable to such sublicensee than the terms and conditions of this Agreement, provided that such sublicensee is not in default of any applicable obligations under this Agreement and agrees in writing to be bound by the terms and conditions of such direct license.

11.	INDEMNIFICATION

11.1     Indemnification. Pacific Beach shall defend, indemnify and hold UCB harmless from all losses, liabilities, damages and expenses (including attorneys’ fees and costs) incurred as a result of any claim, demand, action or proceeding arising out of any breach of this Agreement by Pacific Beach, or the gross negligence or willful misconduct of Pacific Beach in the performance of its obligations under this Agreement, except in each case to the extent arising from the gross negligence or willful misconduct of UCB or the breach of this Agreement by UCB (taking into account the limitations on liability described in Section 2.4).

11.2     Procedure. UCB promptly shall notify Pacific Beach of any liability or action in respect of which UCB intends to claim such indemnification, and Pacific Beach shall have the right to assume the defense thereof with counsel selected by Pacific Beach. The indemnity agreement in this Section 11 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of Pacific Beach, which consent shall not be withheld unreasonably. The failure to deliver notice to Pacific Beach within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve Pacific Beach of any liability to UCB under this Section 11, but the omission so to deliver notice to Pacific Beach will not relieve it of any liability that it may have to UCB otherwise than under this Section 11. UCB under this Section 11, its employees and agents, shall cooperate fully with Pacific Beach and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification.

11.3     Insurance. In relation to the rights and licenses granted to Pacific Beach by UCB pursuant to Section 3, Pacific Beach shall and shall ensure that any Third Party [including its Affiliates (if any) and its permitted sublicensees] who have the benefit of any (sub)license granted to them by Pacific Beach shall maintain product liability insurance with respect to the research, development, manufacture, marketing, distribution, import, export and sales of Products by Pacific Beach in such amount as is usual and customarily for a pharmaceutical company or other company selling pharmaceutical products to maintain in relation to products similar to the Products.

12.	FORCE MAJEURE

Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party.

13.	MISCELLANEOUS

13.1     Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other Party shall be in writing, delivered by any lawful means to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee. For the avoidance of doubt, service of any notice by e-mail shall not be deemed to be valid service of such notice.

If to UCB:	UCB Celltech

208 Bath Road

Slough, SL1 3WE

United Kingdom

Attention: Vice President of Legal Affairs

If to

Pacific Beach:	Pacific Beach Biosciences, Inc.

4510 Executive Drive, Suite 330

San Diego, California 92121 U.S.A.

Attention: Frank Taffy

13.2     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.

13.3     Arbitration. Any dispute, controversy or claim initiated by either Party arising out of, resulting from or relating to this Agreement, or the performance by either Party of its obligations under this Agreement (other than (a) disputes, controversies or claims regarding the validity, enforceability, claim construction or infringement of any patent rights, or defenses to any of the foregoing, and (b) bona fide Third Party actions or proceedings filed or instituted in an action or proceeding by a Third Party against a Party), whether before or after termination of this Agreement, shall be finally resolved by binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. Any such arbitration shall be conducted under the Rules of Conciliation and Arbitration of the International Chamber of Commerce, in the English language, by a panel of three arbitrators appointed in accordance with such rules. Any such arbitration shall be held in London, England if initiated by Pacific Beach, and in San Diego, California, U.S.A., if initiated by UCB. The

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

method and manner of discovery in any such arbitration proceeding shall be governed by California Code of Civil Procedure § 1282 et seq. (including without limitation California Code of Civil Procedure § 1283.05). The arbitrators shall have the authority to grant specific performance and to allocate between the Parties the costs of arbitration in such equitable manner as they determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Notwithstanding the foregoing, either Party shall have the right, without waiving any right or remedy available to such Party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party, pending the selection of the arbitrators hereunder or pending the arbitrators’ determination of any dispute, controversy or claim hereunder.

13.4     Assignment. Pacific Beach shall not assign its rights or obligations under this Agreement without the prior written consent of UCB; provided, however, that Pacific Beach may, without such consent, assign this Agreement and its rights and obligations hereunder (a) to any Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

13.5     Waivers and Amendments. No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the Parties hereto.

13.6     Entire Agreement. This Agreement embodies the entire agreement between the Parties and supersedes any prior representations, understandings and agreements whether orally or in writing between the Parties regarding the subject matter hereof. There are no representations, understandings or agreements, oral or written, between the Parties regarding the subject matter hereof that are not fully expressed herein.

13.7     Severability. Any of the provisions of this Agreement which are determined to be invalid, illegal or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity, illegality or unenforceability in such jurisdiction, without rendering invalid, illegal or unenforceable the remaining provisions hereof and without affecting the validity, legality or enforceability of any of the terms of this Agreement in any other jurisdiction.

13.8     Waiver. The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

13.9     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

UCB CELLTECH

By:	/s/ Mark Haroy
Name:	Mark Haroy
Title:	V.P. Corporate Services

UCB CELLTECH

By:	/s/ S.C. Jones
Name:	S.C. Jones
Title:

PACIFIC BEACH

By:	/s/ Matt Wikler, M.D.
Name:	Matt Wikler, M.D.
Title:	President and CEO

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT A

LICENSED PATENT RIGHTS

[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B

UCB IN-LICENSES

•	Neogenesis Agreement (as hereinbefore defined and provided as Exhibit C)

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT C

NEOGENESIS AGREEMENT

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.